Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 20, 2012, relating to the consolidated financial statements and the related financial statement schedule of HiSoft Technology International Limited, its subsidiaries and its variable interest entity (collectively, the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the annual report on Form 20-F of HiSoft Technology International Limited for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
June 25, 2012